UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 16, 2009
Merrill Lynch & Co., Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7182	13-2740599

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 World Financial Center, New York, New York	10080

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 449-1000
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events.
On January 16, 2009, Merrill Lynch & Co., Inc. (“Merrill Lynch”) was notified that the Ohio State Teachers’ Retirement System (“STRS”), the lead plaintiff in a class action captioned, In re Merrill Lynch & Co., Inc. Securities, Derivative and ERISA Litigation, Master File No. 07cv9633 (JSR)(DFE), agreed to a proposed settlement of a class action brought on behalf of persons who purchased Merrill Lynch stock and certain Merrill Lynch preferred shares between October 17, 2006, and December 31, 2008. Under the terms of the proposed settlement, which is subject to court approval and other customary conditions, Merrill Lynch will pay $475 million in cash, and the claims will be dismissed. In addition, Merrill Lynch has entered into a proposed settlement in connection with a class action brought on behalf of Merrill Lynch employees who invested in or held Merrill Lynch stock in certain retirement plans during the period September 30, 2006 through December 31, 2008. Under the terms of this proposed settlement, which is also subject to court approval and other customary conditions, Merrill Lynch will pay $75 million in cash, and the claims will be dismissed. This case has also been filed under the caption, In re Merrill Lynch & Co., Inc. Securities, Derivative and ERISA Litigation, Master File No. 07cv9633 (JSR)(DFE). The claims in both cases focused primarily on Merrill Lynch’s subprime-related losses and related disclosures during the class periods. The proposed settlements do not involve any admission of wrongdoing or liability, and there has been no adjudication of the merits of the underlying claims. There can be no assurance in either action that the parties will ultimately enter into final settlement agreements or that the court will approve the settlement agreements that the parties execute. The proposed settlements do not cover the shareholder derivative actions and the claims brought principally by bondholders in actions filed under the same caption. Merrill Lynch is defending itself against the claims in both the derivative actions and the bondholder case.
The information furnished under this Item 8.01 shall be considered “filed” for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL LYNCH & CO., INC.

(Registrant)

By:	/s/ Teresa M. Brenner

Teresa M. Brenner
Associate General Counsel
Date: January 16, 2009

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